THIS DEED OF AGREEMENT is made the 16th day of December, 1996

PARTIES:

ASI TECHNOLOGIES PTY. LTD. (ACN 006 828 324) of Suite 3, 1601 Main Road, Research, Victoria, Australia ("ASIT")

and

ASI ENTERTAINMENT PTY. LTD. (ACN 062 850 962) also of Suite 3, 1601 Main Road, Research, Victoria, Australia ("ASIE")

RECITALS:

A. ASIT is the sole and absolute owner of certain hardware and equipment RELATING to Passenger Video Systems which have been installed on certain aircraft operated by AIR EUROPA as more particularly described in the Schedule hereto ("the AE Systems"}.

B. ASIE and ASIT have reached agreement for the sale by ASIT to ASIE of the AE. Systems

C. The parties hereto wish to record the agreement made between them

AGREEMENT:

1. It is agreed between ASIT and ASIE that ASIT shall sell and ASIE shall purchase the AE Systems for the price of A$527,980

2. It is further agreed between the parties hereto as follows,

(a) ASIT shall within 7 days from the date hereof ("the settlement date") assign transfer and set over absolutely (with effect on 1 July, 1996) TO ASIE ALL AND singular the AE Systems with the price being satisfied by ASIE issuing and allotting to ASIT (and/or its nominees) on the settlement date 5,279,800 ORDINARY fully paid 10 cent shares in the capital of ASIE ("the ASIE shares");

(b) they shall each do and undertake all suck acts matters and things and execute all such documents as shall be necessary to erasure that with all due expedition the AE Systems are assigned transferred and sol over absolutely to ASIE as aforesaid and in the meantime the AE Systems shall he held in trust by ASIT on behalf of ASIE absolutely.

3. ASIE represents and warrants to and agrees with ASIT so that ASIT may at all times rely on this clause that:

(a) on the settlement date ASIE will have only one class of shares issued (being ordinary fully paid ten cent shares ranking in all respects pari passu with each other share);

(b) ASIE is duly incorporated in and in good standing under the laws of the State of Victoria, Australia;

(c) ASIT shall acquire valid and marketable title to the ASIE shares FREE AND CLEAR of any liens claims charges or other encumbrances or interests of THIRD PARTIES OF ANY nature whatsoever.

4. ASIE agrees to be liable for and indemnify ASIT in respect and TO THE EXTENT of any loss or expense incurred by reason of any matter or thing being at any time found to be other than as warranted or represented by ASIE in this Deed of Agreement.

5. ASIT represents and warrants to and agrees with ASIE so that ASIE may at all times rely on this clause that:

(a) on the date hereof and on the settlement date ASIT has and will have sole and absolute valid and marketable title to the AE Systems free and clear of any liens claims charges or other encumbrances or interests of third parties of any nature whatsoever;

(b) on the settlement date ASIE (by reason of the sale and purchase hereby effected and the satisfaction of the price by ASIE) shall acquire sole and absolute valid and marketable title to the AE Systems free and clear of any liens claims charges or other encumbrances or interests of third parties of any nature whatsoever.

6. AS1T agrees to be liable for and indemnify ASIE in respect and to the EXTENT OF ANY loss or expense incurred by reason of any matter or thing being at any time found to be other than as warranted or represented by ASIT in this Deed of AGREEMENT.

7. There are no representations, promises, warranties covenants or undertakings other than those contained in this Deed of Agreement which contains the entire understanding of the parties and none of the terms hereof may be waived or modified except by an express agreement in writing signed by both parties hereto.

8. This Deed of Agreement constitutes the entire agreement between the parties and shall supersede all prior negotiations, representations, proposals and agreements whether oral or written with respect to the subject matter of this Deed OF AGREEMENT.

9. Time is of the essence of this Deed of Agreement.

10. Each of the parties undertakes to sign such documents and perform all ACTS AND THINGS as may be reasonably required on or after the execution of this Deed of Agreement to effect the transactions contemplated by this Deed of Agreement.

l l. This Deed of Agreement shall be binding upon and continue for the benefit of each party, its successors and permitted assigns.

12. This Deed of Agreement shall be governed by and construed in ACCORDANCE WITH the law of the State of Victoria, Australia and the parties submit to the JURISDICTION OF THE Victorian courts.

13. Any notice may be given by a party to the other party addressed to THAT OTHER PARTY at its address appearing in this Deed of Agreement or to such other address as that party may from time to time by notice in writing nominate as its new or alternative address for service of notices. Proof that such notice was properly addressed, pre-paid and posted shall be sufficient evidence of service. Service shall be DEEMED TO HAVE TAKEN place:

(a) by personal delivery on the date of such delivery,
(b) by post within Australia forty-eight hours after posting,
(c) by post outside Australia ten days after posting,
(d) by facsimile transmission when receipt is acknowledged.

14. If a party commits a breach of this Deed of Agreement, the party in default shall, without prejudice to the other rights of the other party, pay on demand:

  (a) all reasonable expenses incurred as a result of the breach; and,
  (b) interest on any money overdue during the period of default at the RATE OF 15% per annum.

IN WITNESS whereof this Deed of Agreement has been executed THE DAY AND YEAR first hereinbefore written.

The Common Seal of ASI TECHNOLOGIES PTY. LTD. was hereunto affixed in the presence of:

The Common Seal of ASI ENTERTAINMENT PTY. LTD. was hereunto affixed in the presence of:

                                 THE SCHEDULE

                               THE AE SYSTEMS:

The AE Systems comprise:


1.   9 Moving Map Displays (100-600-200X-001) (CMA 3200) - Serial Nos. 276-283;

2.   9 Cabin Control Units (100-600-206-001) - Serial Nos. 234, 247~239 and
261-266;

3.   9 Installation Kits (1700-02-01);

4.   8 Sony 8.6 inch Monitors.